Exhibit  10.10

WATTS WATER TECHNOLOGIES, INC.

Non-Employee Director Compensation

The annual compensation payable by Watts Water Technologies, Inc. to non-employee Directors as determined by the Board of Directors of the Corporation on July 29, 2014 is as follows:

•                  $70,000 annual retainer;

•                  Annual grant of stock with a fair market value on the date of grant equal to $100,000;

•                  The Chairman of the Board shall receive an additional annual retainer of $60,000;

•                  The Chairman of the Audit Committee shall receive an additional annual retainer of $20,000;

•                  The Chairman of the Compensation Committee shall receive an additional annual retainer of $15,000;

•                  The Chairman of the and the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $12,500; and

•                  There shall be no additional compensation paid for participation in Board or committee meetings.